UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 10, 2009

The Hackett Group, Inc.

(Exact name of registrant as specified in its charter)

FLORIDA	0-24343	65-0750100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1001 Brickell Bay Drive, Suite 3000 Miami, Florida	33131
(Address of principal executive offices)	(Zip Code)

(305) 375-8005

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 10, 2009, The Hackett Group, Inc. (the “Company”) completed its acquisition of Archstone Consulting, LLC (“Archstone”) pursuant to an Asset Purchase Agreement (the “Asset Purchase Agreement”) under which the Company will purchase from Archstone, Archstone Consulting UK Limited and Archstone Consulting BV the assets used in connection with Archstone’s consulting business (the “Transferred Assets”).

The purchase price for the Transferred Assets is 5.2 million shares of the Company’s common stock, of which 1.6 million shares are subject to an earn-out based on revenue achieved in 2010. In addition, the Company will issue approximately 950 thousand shares of its common stock to former Archstone executives as new employees of the Company that will vest over a two to five year period.

The foregoing summary of the Asset Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Asset Purchase Agreement, which is filed as Exhibit 1.01 hereto and incorporated herein by reference.

The Asset Purchase Agreement has been filed to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company or Archstone. The Asset Purchase Agreement contains representations and warranties the parties thereto made to and solely for the benefit of each other, and such representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the Company delivered in connection with the execution of the Asset Purchase Agreement. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s disclosures.

Item 3.02	Unregistered Sales of Equity Securities.

As described under Item 1.01 above, the Company issued approximately 950 thousand shares of its common stock to former Archstone executives as new employees of the Company that will vest over a two to five year period. These awards were granted pursuant to the NASDAQ Marketplace Rule 5635(c)(iv), because the grants are being made as inducements to these new employees entering into employment with the Company. Pursuant to NASDAQ Marketplace Rule 5635(c)(iv), the Company announced in a press release on November 10, 2009 that it had granted the approximately 950 thousand shares of restricted common stock to the former Archstone executives.

As described under Item 1.01 above, the Company issued 5.2 million shares of its common stock pursuant to the Asset Purchase Agreement in consideration for the acquisition of the Transferred Assets.

The shares described in this Item 3.02 will be restricted securities issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the acquisition of Archstone, effective November 11, 2009, the Company’s Board of Directors (the “Board”) appointed Terence M. Graunke to the Board. Mr. Graunke’s appointment to the Board was pursuant to the Asset Purchase Agreement, which required that the Board appoint Mr. Graunke as a member of the Board for a term expiring at the Company’s next annual meeting of stockholders.

As a non-employee director, Mr. Graunke will receive compensation in the same manner as the Company’s other non-employee directors, which compensation the Company previously disclosed in its definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on March 26, 2009.

Lake Capital Investment Partners LP is the general partner of Lake Capital Partners LP, which through various holding companies is the majority owner of Archstone. Mr. Graunke is a limited partner of Lake Capital Investment Partners LP and is member of the committee of such entity that makes investment related decisions with respect to Lake Capital Partners LP. Based on his relationship with Lake Capital Investment Partners LP, Mr. Graunke may be deemed to have a material interest in the Archstone transaction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HACKETT GROUP, INC.

Date: November13, 2009	By:	/s/ ROBERT A. RAMIREZ
Robert A. Ramirez
Executive Vice President, Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

1.01	Asset Purchase Agreement. In accordance with the instructions to Item 601(b)(2) of Regulation S-K, the schedules and exhibits to the Asset Purchase Agreement are not filed herewith. The Asset Purchase Agreement identifies such schedules and exhibits, including the general nature of their content. The Company undertakes to provide such schedules and exhibits to the Securities and Exchange Commission upon request.